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EXHIBIT 99.1

Analogy Reports Fiscal Third Quarter Results

    BEAVERTON, Ore., Jan. 28 /PRNewswire/ — Analogy, Inc. (Nasdaq: ANLG) today announced its financial results for the third fiscal quarter ended December 31, 1999.

Total revenue for the third quarter of fiscal 2000 was $5,952,000, down from the prior year's third quarter total of $7,258,000. Product license revenue decreased 15% to $3,656,000 in the third fiscal quarter this year compared to $4,316,000 in the third fiscal quarter last year. Service and other revenue decreased 22% to $2,296,000 in the third fiscal quarter this year from $2,942,000 in the third fiscal quarter last year. The net loss for the third fiscal quarter was $143,000 or a loss of $0.01 per share, compared with net income of $53,000 or $0.01 per share in the third quarter a year ago.

"While we are disappointed in the revenue this quarter as compared to the third quarter last year, we are pleased to have returned to breakeven from operations for the quarter," said Gary Arnold, Chairman, CEO and President of Analogy.

"The previously announced acquisition of Analogy by Avant! Corporation is proceeding according to our expectations. The company is planning its special meeting of shareholders to approve the transaction for mid-March. The acquisition is expected to be completed shortly thereafter."

The statements above regarding the company's expectations concerning the acquisition by Avant! Corporation are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, without limitation, the failure to satisfy conditions necessary to consummate the proposed acquisition which are outside of Analogy's and Avant!'s control, including certain regulatory approval actions. The forward-looking statements should be considered in light of these risks and uncertainties, as well as those highlighted in the company's reports filed with the Securities and Exchange Commission.

Analogy, Inc. founded in January 1985, develops and markets high performance software and model libraries for top-down design and behavioral simulation of mixed-signal and mixed-technology systems.

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Consolidated Statements of Operations
(000, except per share data)

	Quarter Ended December 31,		Nine Months Ended December 31,
	1999	1998	1999	1998
Revenue:
Product licenses	$3,656	$4,316	$9,497	$11,196
Service and other	2,296	2,942	7,453	7,891
Total revenue	5,952	7,258	16,950	19,087
Cost of Revenue:
Product licenses	511	478	1,563	1,407
Service and other	163	450	497	988
Total cost of revenue	674	928	2,060	2,395
Gross profit	5,278	6,330	14,890	16,692
Operating expenses:
Research and development	1,831	2,081	5,688	6,773
Sales and marketing	2,948	3,383	9,400	10,066
General and administrative	395	586	1,478	1,892
Amortization of intangibles	86	92	270	276
Restructuring charges	—	—	—	557
Total operating expenses	5,260	6,142	16,836	19,564
Operating income (loss)	18	188	(1,946)	(2,872)
Other expense, net	(20)	(15)	(91)	(246)
(Loss) income before income taxes	(2)	173	(2,037)	(3,118)
Income tax expense	141	120	333	346
Net (loss) income	$(143)	$53	$(2,370)	$(3,464)
Basic net income (loss) per common share	$(0.01)	$0.01	$(0.25)	$(0.37)
Diluted net income (loss) per common share	$(0.01)	$0.01	$(0.25)	$(0.37)
Weighted average shares outstanding — Basic	9,639	9,437	9,617	9,404
Weighted average shares outstanding — Diluted	9,639	9,674	9,617	9,404

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Consolidated Balance Sheets
(000, except per share data)

	December 31, 1999	March 31, 1999
Cash and cash equivalents	$1,385	$2,008
Accounts receivable	6,357	6,738
Prepaid expenses	987	1,033
Other assets, net	2,132	2,271
Total current assets	10,861	12,050
Furniture, fixtures and equipment, net	1,550	2,416
Library costs, net	4,434	4,495
Other assets, net	1,328	2,257
Total assets	$18,173	$21,218
Accounts payable and accrued expenses	1,588	1,320
Bank factoring agreement	385	—
Short term note payable	2,000	—
Bank line of credit	—	400
Current portion of capital leases	288	403
Accrued salaries and benefits	1,991	2,709
Unearned revenue	7,190	8,657
Total current liabilities	13,442	13,489
Non-current portion of capital leases	87	219
Deferred contract revenue	649	1,455
Other liabilities	46	65
Total long-term liabilities	782	1,739
Preferred stock
Common stock	18,936	18,569
Foreign currency translation	(307)	(269)
Accumulated deficit	(14,680)	(12,310)
Total shareholders' equity	3,949	5,990
Total liabilities and equity	$18,173	$21,218

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Analogy Reports Fiscal Third Quarter Results

Consolidated Statements of Operations (000, except per share data)

Consolidated Balance Sheets (000, except per share data)